Exhibit 99.1

One Horizon Group Launches Proprietary VoIP Technology in Brazil and Colombia with Latin America’s Leading Voice Services Provider

LIMERICK, IRELAND -- (Marketwired) – 11/3/16 -- One Horizon Group, Inc. (NASDAQ: OHGI) (“One Horizon”), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced launching of its proprietary VoIP technology in Latin America, through its subsidiary Horizon Latin America LTD, pursuant to a license agreement with Brazil's leading Voice and Data services provider Hyette Intercontinental Telecom Inc. (“Hyette”). One Horizon’s agreement with Hyette marks the Company’s first entrance into Latin America and falls in line with its initiative to deploy their technology throughout Latin America.

Hyette is part of a diversified telecommunications group headquartered in Brazil and servicing nine countries in Latin America including Brazil and Colombia with over 100,000 enterprise clients. One Horizon’s technology has now been integrated within the Hyette core telephone network to be rolled out as an optimized VoIP smartphone solution to the current Hyette B2B enterprise customer base.

Brian Collins, CEO of One Horizon Group, stated, "After successfully launching our proprietary, low bandwidth, VoIP technology in the Philippines with Smart Communications, we are pleased to have established our presence in new emerging markets, Brazil and Colombia. Our white label application can be customized for each of Hyette’s significant B2B customer bases in the region. By working with such a well-known and respected Data and Voice provider in the region we gain immediate access to areas of the Latin American marketplace that traditionally would have taken years to establish.”

About Hyette Intercontinental Telecom Inc.:

Hyette Intercontinental Telecom Inc. can be defined as the best combination of a global telecommunications operator and integrator specializing in highly advanced services infrastructure and IT. This combination brings an unprecedented difference in the composition of communication solutions for the Brazilian and Colombian market.

About One Horizon Group, Inc.:

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 43 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement:

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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